UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, DC  20549



                            FORM 8-K


                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange
                          Act of 1934


 Date of Report (Date of earliest event reported)  July 13, 2006


                      ENERTECK CORPORATION
     (Exact name of registrant as specified in its charter)

                 Commission file number 0-31981


Delaware                                               47-0929885
(State or other jurisdiction                     (I.R.S. Employer
of incorporation)                             Identification No.)


10701 Corporate Drive, Suite 150
Stafford, Texas                                             77477
(Address of principal                                   (Zip Code)
executive offices)


Registrant's  telephone number, including area code:(281)240-1787

                         Not applicable
  (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General
Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     See the disclosure contained under Item 2.01 below, which is incorporated herein by reference.


Item 2.01 Completion of Acquisition or Disposition of Assets.

      On  July  13,  2006, EnerTeck Corporation  (the  "Company")
completed the acquisition of the EnerBurn formulas, technology and associated assets pursuant to an Asset Purchase Agreement executed as of the same date (the "Acquisition Agreement") between the Company and the owner of Ruby Cat Technology, LLC (the "Seller"). Pursuant thereto, the Company acquired from the Seller all of its rights with respect to the liquid diesel motor vehicle fuel additives known as EC5805A and EC5931A products (the "Additives" or "EnerBurn") as well as its rights to certain intellectual property and technology associated with the Additives (collectively, the "Purchased Assets"). The purchase price for the Purchased Assets was $3.0 million, payable as follows: (i) $1.0 million paid on July 13, 2006 in cash, and (ii) the remaining $2.0 million evidenced by a promissory note (the "Note") bearing interest each month at a rate of 4.0% per annum, compounded monthly, and which shall be paid in four annual payments of $500,000 plus accumulated interest to that date on each anniversary of the closing until the entire purchase price is paid in full. In order to secure the debt represented by the Note, the Company executed and delivered to the Seller a Security Agreement in which the Company granted the Seller a first priority lien on the Purchased Assets.

     The Acquisition Agreement provides that for five years after closing the Seller will not, within the United States or anywhere abroad, be engaged in the business of researching, developing, manufacturing, marketing or selling products intended to improve the fuel efficiency of heavy duty diesel engines.

      In addition, so long as any amounts payable to the Seller under the Note remain unpaid, the Company shall provide observation rights to one representative designated by the Seller to attend meeting of the Company's Board of Directors. Such observer shall have the right to observe and participate in such meetings but shall not have the right to vote.

      Contemporaneously with the closing, the Company granted the Seller a non-exclusive, fully paid, perpetual, non-revocable, royalty-free, assignable license, to manufacture, market and sell a certain product known as "Thermoboost II", which has the same chemical formulation as one of the Additives and which is used exclusively in home heating oil.

      Prior to July 13, 2006, the Company obtained EnerBurn products and services from Ruby Cat Technology, LLC ("Ruby Cat") and its affiliates pursuant to arrangement made with Ruby Cat. Pursuant to a memorandum of understanding with Ruby Cat which expired on December 31, 2003, the Company was granted the exclusive, global marketing rights from Ruby Cat and an option to purchase the EnerBurn technology and associated assets by
December 31, 2003 for $6.6 million which was not exercised. Following expiration of the memorandum of understanding, Ruby Cat and its affiliates continued to supply EnerBurn products to the Company but not pursuant to a formal written contract.

      The cash portion of the purchase price paid by the Company at closing ($1.0 million) was obtained from the $3.0 million equity investment made by BATL Bioenergy LLC ("BATL") in December 2005 pursuant to Securities Purchase Agreement dated December 8, 2005 between the Company and BATL. Thomas Donino, President of BATL, has been a director of the Company since December 2005.

Item 9.01  Financial Statements and Exhibits.

Financial statements and pro forma financial information:

       Any   financial  statements  and/or  pro  forma  financial
information required to be filed pursuant to this item will be filed by amendment not later than 71 days following the due date of this report.

Exhibits:

     2.1  Asset Purchase Agreement dated as of July 13, 2006

     99.1 Press Release dated July 19, 2006


                           SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              ENERTECK CORPORATION
                               (Registrant)


Dated:   July  19, 2006       By:  /s/  Dwaine  Reese
                              Name:     Dwaine Reese
                              Title:    Chairman of the Board and
                                        Chief Executive Officer